UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*

                             NEOFORMA.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   640475 10 9
                             ---------------------
                                 (CUSIP Number)

                                  July 26, 2000
                               ------------------
           (Date of Event Which Requires the Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /___/    Rule 13d-1(b)

         / X /    Rule 13d-1(c)

         /___/    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.         640475 10 9
           ------------------
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         University HealthSystem Consortium; 36-3740243
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION


Illinois
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
       NUMBER OF

        SHARES                                       11,279,150
--------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
     BENEFICIALLY

       OWNED BY                                               -0-
--------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER
         EACH

       REPORTING                                     11,279,150
--------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
      PERSON WITH
                                                              -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   11,279,150
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     / /


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                              9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                       CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                  Neoforma.com, Inc.
     --------------------------------------------------------

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3061 Zanker Road
     --------------------------------------------------------
                  San Jose, California 95134
     --------------------------------------------------------

Item 2(a)         Name of Person Filing:

                  University HealthSystem Consortium
     --------------------------------------------------------

Item 2(b) Address of Principal Business Office of University HealthSystem Consortium

                  2001 Spring Road, Suite 700
     --------------------------------------------------------
                  Oak Brook, Illinois  60523
     --------------------------------------------------------

Item 2(c)         Citizenship:

                  Illinois
     --------------------------------------------------------

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001 per share
     --------------------------------------------------------

Item 2(e)         CUSIP Number:


     --------------------------------------------------------

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E).

                  (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

                  (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                  (j) [ ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to 240.13d-1(c), check this box. [X]


Item 4.  Ownership:

         Amount Beneficially Owned: 11,279,150
         Percent of Class:  9%
         Number of shares as to such persons has:
           (i)    sole power to vote or to direct the vote: 11,279,150
           (ii)   shared power to vote or to direct the vote:  none
           (iii)  sole power to dispose or to direct the disposition of:
                    11,279,150
           (iv)   shared power to dispose or to direct the disposition of:
                  none


Item 5.  Ownership of Five Percent or Less of a Class:

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not applicable.

Item 8.  Identification and Classification of Member of the Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 26, 2000

                                             UNIVERSITY HEALTHSYSTEM CONSORTIUM


                                             /s/ Mark E. Mitchell
                                             -----------------------------
                                             By:  Mark E. Mitchell
                                             Its:  Chief Financial Officer

Attention:        Intentional misstatements or omissions of fact constitute
                  Federal criminal violations.  (See 18 U.S.C. 1001)